                          LANDMARK SYSTEMS CORPORATION
             COMPUTATION OF PRO FORMA NET (LOSS) INCOME PER SHARE
                                JUNE 30, 1997
                                  EXHIBIT 11.1




                                                                                   YEAR ENDED             SIX MONTHS ENDED
                                                                                     DEC 31             JUN 30          JUN 30
PRIMARY NET INCOME (LOSS) PER SHARE                                                   1996               1996            1997
-----------------------------------                                               --------------    --------------   -------------
Weighted average common shares outstanding(1)                                          7,546,656         7,546,656      7,540,170

Conversion of mandatorily redeemable Series A Preferred Stock                            690,166           690,166        690,166

Conversion of SAB 83 shares:
      Mandatorily redeemable Series B Preferred Stock (as if converted method)           592,793           592,793        592,793
      Common stock options and warrants (treasury stock method)                          538,548           538,548        538,548

Conversion of common stock options and warrants (treasury stock method)(1)                  -                 -           584,220
                                                                                  --------------    --------------    ------------

Total weighted average common and common equivalent shares                             9,368,162         9,368,162      9,945,896

Net Income                                                                         $ (1,202,281)       (1,574,784)    $   527,961
                                                                                  --------------    --------------    ------------

Pro forma primary net (loss) income per share                                      $      (0.13)     $      (0.17)    $      0.05
                                                                                  ==============    ==============    ============

FULLY DILUTED NET (LOSS) INCOME PER SHARE
-----------------------------------------

Weighted average common shares outstanding(1)                                          7,546,656         7,546,656      7,540,170

Conversion of mandatorily redeemable Series A Preferred Stock                            690,166           690,166        690,166

Conversion of SAB 83 shares:
   Mandatorily redeemable Series B Preferred Stock (as if converted method)              592,793           592,793        592,793
   Common stock options and warrants (treasury stock method)                             538,548           538,548        538,548

Conversion of common stock options and warrants (treasury stock method)(1)                  -                 -         1,400,808
                                                                                  --------------    --------------   -------------

Total weighted average common and common equivalent shares                             9,368,162         9,368,162     10,762,484

Net Income                                                                         $ (1,202,281)       (1,574,784)   $    527,961
                                                                                  --------------    --------------   -------------

Pro forma fully diluted net (loss) income per share
                                                                                   $     (0.13)      $     (0.17)    $       0.05
                                                                                  =============     ==============   =============


Note: All items reflect a 3 for 2 split of the Company's common stock expected to take effect immediately prior to the closing of the offering.

(1) Includes redeemable common stock instruments.